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                 SECURITIES AND EXCHANGE COMMISSION

                       Washington D.C. 20549



                             FORM 8-K

                          CURRENT REPORT

                Pursuant to Section 13 or 15(d) of
               the Securities Exchange Act of 1934




Date of Report                                     July 8, 1999
(Date of earliest event reported)





                   KIMBALL INTERNATIONAL, INC.
      (Exact name of registrant as specified in its charter)





                          INDIANA
      (State or other jurisdiction of incorporation)

        0-3279                            35-0514506
(Commission File Number)     (IRS Employee Identification Number)

   1600 Royal Street, Jasper, Indiana               47549-1001
(Address of principal executive offices)            (Zip Code)


Registrants telephone number, including area code: (812) 482-1600


                         Not Applicable
(Former name or former address, if changed since last report)




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ITEM 5.  Other Events

Kimball International, Inc. Completes Sale of Business Units

Jasper, IN (July 8, 1999) - Kimball International, Inc. (NASDAQ: KBALB) today announced they had recently completed the sale of two of its non-core business units. On May 24, 1999, Kimball Furniture Reproductions (KFRI), a manufacturer of Victorian/French-style furniture located in Montgomery, Alabama was sold to an independently-owned producer of period reproduction furniture. On June 30, 1999, Tool Pro, which manufactures and services a variety of standard and customized tooling and saw blade products located in Jasper, Indiana, was sold to a leading manufacturer of tooling for the woodworking industry. Proceeds from the divestiture of these businesses will be used in addition to the $100 million line of credit recently signed by Kimball to help fund future acquisitions and general corporate purposes to support the Company's aggressive growth strategy. The gain on the sale of these two business units is expected to range from $.06 to $.07 per share of Class B common stock and will be recorded in the Company's fiscal 1999 fourth quarter which closed on June 30, 1999.

"Kimball Furniture Reproductions and Tool Pro have played an important role in the growth of our Company and have helped strengthen Kimball's reputation for quality, craftsmanship and excellent customer service. We are confident that under their new ownership, both KFRI and Tool Pro will continue to prosper," said Kimball International, Inc. Chairman and Chief Executive Officer, Douglas
A. Habig. "We will focus our energies on expanding our share of the core markets in which we compete, including the residential furniture market featuring our collections of Kimball Home Furniture."

Kimball International, Inc. is a diversified manufacturer of consumer durable goods, including office, lodging, healthcare and home furniture, sold under the Company's family of brand names. Kimball also supplies electronic assemblies on a contract basis to customers in the automotive, medical, aerospace, defense, telecommunications and computer industries. Other products produced by Kimball on an original equipment manufactured basis include store fixtures, television cabinets and stands, audio speaker systems, pool tables, plywood, dimension stock and other lumber products.

For more information about Kimball International, Inc., visit the Company's web site on the Internet at www.kimball.com.


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                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   Kimball International, Inc.



                                  By: Robert F. Schneider
                                      ROBERT F. SCHNEIDER
                                      Executive Vice President,
                                      Chief Financial Officer,
                                      Assistant Treasurer

Date: July 8, 1999